EXHIBIT 99.1

MARTEN TRANSPORT RELEASES SECOND QUARTER FINANCIAL RESULTS

MONDOVI, Wis., July 19, 2006 – Marten Transport, Ltd. (NasdaqGS:MRTN) announced today its financial and operating results for the quarter and six months ended June 30, 2006.

For the quarter ended June 30, 2006, operating revenue increased 16.9%, to $131.9 million from $112.8 million for the 2005 quarter. For the six months ended June 30, 2006, operating revenue increased 16.6%, to $251.4 million from $215.7 million for the 2005 period.  Operating revenue included fuel surcharges of $20.4 million and $36.2 million for the quarter and six months of 2006, compared with $12.7 million and $22.4 million for the quarter and six months of 2005. Non-freight revenue was $9.6 million and $16.3 million for the quarter and six months of 2006, compared with $4.1 million and $7.0 million for the quarter and six-month periods of 2005.  The Company’s freight revenue, which excludes fuel surcharge and non-freight revenue, increased 6.1% over the 2005 quarter and 6.7% over the 2005 six-month period.

For the quarter ended June 30, 2006, net income increased 11.5%, to $7.5 million from $6.8 million for the 2005 quarter. Net income per diluted share increased to 34 cents from 31 cents for the 2005 quarter.  For the six months ended June 30, 2006, net income increased 8.8%, to $12.6 million from $11.6 million for the 2005 period.  Net income per diluted share increased to 57 cents from 53 cents for the 2005 year-to-date period.  Net income and net income per diluted share for the quarter and six months ended June 30, 2006, included an income tax benefit of approximately $875,000, or 4 cents per diluted share, due to a decrease to the Company’s deferred income tax liability.  The decrease in the income tax liability was primarily due to a change in the Company’s income apportionment for several states.  The effect on any future period is not expected to be material.

Chairman and President Randolph L. Marten said, “Our results for the quarter reflect an operating environment characterized by normal seasonal freight demand, limited industry equipment capacity, high fuel prices, intense competition for qualified drivers, and shippers that are willing to pay good rates for access to equipment and high levels of service.  This operating environment was reflected in our operating results, where increased revenue per tractor per week was offset by higher costs, primarily in fuel and driver wages.  Average freight revenue per tractor per week, our main measure of asset productivity, improved 3.8%, to $3,216 in the second quarter of 2006 from $3,097 in the second quarter of 2005.  This increase was driven primarily by a 6.3% increase in average freight revenue per total mile to $1.472 from $1.385.  The increase in rates was offset by a 2.3% decrease in average miles per tractor per week.

“Our largest challenge continues to be the ability to find qualified, safe, and experienced drivers.  Our average number of tractors increased 2.1% in the second quarter of 2006.  Average miles per tractor decreased 2.3% because of increased tractor count and the challenge of recruiting and retaining sufficient drivers.  The driver market has been and remains as difficult as we have ever seen it.

“The major change in our expenses related to fuel costs, net of fuel surcharge revenue.  Our average cost of fuel in the second quarter was $2.75 per gallon compared with $2.15 per gallon in the same quarter of 2005.  Fuel expenses, net of fuel surcharges and expressed as a percentage of freight revenue, increased 193 basis points over the second quarter of 2005, due to the increased cost of fuel and an increase in the miles driven by company drivers as compared with independent contractors.  Most of our other operating expenses remained fairly flat as a percentage of freight revenue other than changes attributable to the mix of independent contractors and company drivers.

“Non-freight revenue from our brokerage and logistics operations continued to grow in the second quarter of 2006, increasing 134.5% to $9.6 million in the 2006 quarter from $4.1 million in the 2005 quarter, and increasing 133.8% to $16.3 million in the 2006 year-to-date period, compared with $7.0 million in the corresponding 2005 period.  The expenses associated with these operations are reflected primarily in purchased transportation.

“Our operating ratio (operating expenses as a percentage of operating revenue) was 91.0% for the second quarter of 2006 compared with 89.8% for the second quarter of 2005.  Netting fuel surcharge against fuel expense, as many of our peers do, would have produced an operating ratio of 89.4% for the second quarter of 2006 compared with 88.5% for the second quarter of 2005.

“We continue to upgrade our fleet of tractors and trailers, and at the end of the second quarter the average age of our tractors and trailers was 1.4 years and 2.3 years, respectively, compared with 1.5 years and 3.1 years at the end of the 2005 quarter.  We have the ability to operate our fleet until at least the first quarter of 2008 within expected age and mileage tolerances.

“At June 30, our balance sheet reflected approximately $208.8 million in stockholders’ equity and $56.1 million in borrowed debt, for a debt-to-capitalization ratio of approximately 21.2%.”

Marten Transport will hold a live conference call to discuss second quarter financial and operating results on Thursday, July 20, 2006, at 2:00 p.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 1389893.  For additional information on accessing the call and to access any statistical and financial information that is discussed during the conference call, please visit www.marten.com.

Marten Transport, with headquarters in Mondovi, Wis. is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment. Marten offers nationwide service, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,”

“believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

 CONTACTS: Randy Marten, President, and Jim Hinnendael, CFO, of Marten Transport, Ltd., 715-926-4216.

MARTEN TRANSPORT, LTD.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

(In thousands, except share information)	June 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash	$2,385	$1,080
Marketable securities	602	494
Receivables:
Trade, net	52,590	47,383
Other	6,736	6,975
Prepaid expenses and other	12,080	13,264
Deferred income taxes	5,060	3,873

Total current assets	79,453	73,069

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	382,835	362,280
Accumulated depreciation	(92,033)	(92,342)

Net property and equipment	290,802	269,938

Other assets	5,784	6,726
TOTAL ASSETS	$376,039	$349,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$208	$1,446
Accounts payable and accrued liabilities	25,384	26,203
Insurance and claims accruals	13,842	13,126
Current maturities of long-term debt	5,000	5,000

Total current liabilities	44,434	45,775

Long-term debt, less current maturities	51,064	43,300
Deferred income taxes	71,034	66,310

Total liabilities	166,532	155,385

Minority interest	695	431

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 21,755,523 shares at June 30, 2006, and 21,573,220 shares at December 31, 2005, issued and outstanding	218	216
Additional paid-in capital	73,345	71,045
Retained earnings	135,249	122,656

Total stockholders’ equity	208,812	193,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$376,039	$349,733

MARTEN TRANSPORT, LTD.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share information)	2006	2005	2006	2005

OPERATING REVENUE	$131,862	$112,800	$251,417	$215,706

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	35,820	31,462	70,239	60,612
Purchased transportation	21,712	20,738	40,880	40,641
Fuel and fuel taxes	35,350	24,938	64,934	46,620
Supplies and maintenance	8,131	6,901	16,006	13,460
Depreciation	10,892	9,267	21,566	18,335
Operating taxes and licenses	1,832	1,671	3,651	3,317
Insurance and claims	4,665	4,466	9,972	8,878
Communications and utilities	857	826	1,738	1,652
Gain on disposition of revenue equipment	(1,699)	(1,231)	(3,740)	(2,110)
Other	2,490	2,206	5,370	4,469

Total operating expenses	120,050	101,244	230,616	195,874

OPERATING INCOME	11,812	11,556	20,801	19,832

OTHER EXPENSES (INCOME):
Interest expense	913	543	1,755	1,141
Interest income and other	(303)	(419)	(601)	(786)
Minority interest	242	309	350	317
	852	433	1,504	672

INCOME BEFORE INCOME TAXES	10,960	11,123	19,297	19,160

PROVISION FOR INCOME TAXES	3,420	4,360	6,704	7,582

NET INCOME	$7,540	$6,763	$12,593	$11,578

BASIC EARNINGS PER COMMON SHARE	$0.35	$0.31	$0.58	$0.54

DILUTED EARNINGS PER COMMON SHARE	$0.34	$0.31	$0.57	$0.53

MARTEN TRANSPORT, LTD.
OPERATING STATISTICS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

For period:(1)
Average operating revenue per total mile	$1.906	$1.627	$1.846	$1.586
Average freight revenue per total mile (2)	$1.472	$1.385	$1.460	$1.370
Average miles per tractor(3)	28,407	29,072	54,631	56,739
Average operating revenue per tractor per week(3)	$4,165	$3,640	$3,900	$3,479
Average freight revenue per tractor per week(2) (3)	$3,216	$3,097	$3,085	$3,006
Average miles per trip	927	937	940	959
Non-revenue miles percentage(4)	7.4%	7.2%	7.5%	7.2%
Total miles — company-employed drivers (in thousands)	56,016	51,881	109,460	100,501
Total miles — independent contractors (in thousands)	13,164	17,429	26,742	35,547

At June 30, 2006, and June 30, 2005:
Total tractors(3)	2,501	2,367
Average age of company tractors (in years)	1.4	1.5
Total trailers	3,708	3,317
Average age of company trailers (in years)	2.3	3.1
Ratio of trailers to tractors(3)	1.5	1.4
Ratio of tractors to non-driver personnel(3)	5.0	5.3

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2006	2005	2006	2005

Net cash provided by operating activities	$18,298	$15,122	$30,730	$27,912
Net cash used for investing activities	12,429	11,968	37,856	28,111

Weighted average shares outstanding:
Basic	21,747	21,498	21,711	21,482
Diluted	21,963	21,923	21,958	21,938

(1)                                  The statistics for the periods presented exclude tractors and miles associated with non-freight revenue.

(2)                                  Excludes revenue from fuel surcharges and non-freight revenue.

(3)                                  Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 388 and 535 tractors as of June 30, 2006, and 2005, respectively.

(4)                                  Represents the percentage of miles for which the company is not compensated.